Exhibit 10.iii.r.

SECOND AMENDMENT OF

MOSAIC NONQUALIFIED DEFERRED COMPENSATION PLAN

(2006 Statement)

The Mosaic Nonqualified Deferred Compensation Plan (2006 Statement) (hereinafter referred to as the “Plan Statement”) is hereby amended as provided below. This amendment is intended to clarify the Plan. The amendment below is not intended to make any changes that would cause a violation of section 409A of the Internal Revenue Code or its accompanying regulations. If a change in this amendment is determined to be a violation of section 409A, the amendment shall not be effective and shall be disregarded with respect to the rules governing benefits under the Plan.

1. QUALIFIED CIC TERMINATION. Effective January 1, 2011, a new definition for Qualified CIC Termination is added as Section 1.1(y) (the existing Section 1.1(y) shall be renumbered, and other definitions shall be renumbered as appropriate based on the addition of this new definition) that reads as follows:

(y)	“Qualified CIC Termination” means the termination of a Participant who (i) has a current Senior Management Severance and Change in Control Agreement (the “Senior Management Agreement”) with the Employer at the time of termination, and (ii) is involuntarily terminated (including termination for good reason) for reasons other than Cause within six (6) months prior to or within twenty-four (24) months following a Change in Control. A Participant terminated for Cause shall not have a Qualified CIC Termination. For purposes of this definition, “Cause” means a good faith determination by the Employer of an act or omission by a Participant amounting to: (i) a material breach of any of the Participant’s obligations to the Employer under the terms of the Senior Management Agreement, (ii) the gross neglect or willful failure or refusal of the Participant to perform the duties of the Participant’s position or such other duties reasonably assigned to the Participant by the Employer, (iii) any act of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Employer, (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Employer or the Participant’s reputation or business relationships, (v) perpetration of an intentional and knowing fraud against or affecting the Employer or any customer, supplier, client, agent, or employee thereof, (vi) conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude, or (vii) material breach of the Code of Business Conduct and Ethics.

2. RESTORATION CONTRIBUTIONS (Matching Contributions). Effective January 1, 2011, Section 3.2(a) of the Plan Statement is amended to change clause (ii) in the first sentence to read as follows:

(ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination.

3. RESTORATION CONTRIBUTIONS (Non-Elective Contributions). Effective January 1, 2011, Section 3.2(b) of the Plan Statement is amended to change clause (ii) in the first sentence to read as follows:

(ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination.

4. RESTORATION CONTRIBUTIONS (Discretionary Contributions). Effective January 1, 2011, Section 3.2(c) of the Plan Statement is amended to change clause (ii) in the first sentence to read as follows:

(ii) have terminated employment during the fiscal year prior to the last day of the fiscal year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination.

5. RESTORATION CONTRIBUTIONS (Excess Matching Contributions). Effective January 1, 2011, Section 3.2(d) of the Plan Statement is amended (i) to change the word “matching” in the first sentence to “excess”, and (ii) to change clause (ii) in the first sentence to read as follows:

(ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination.

6. QUALIFYING CIC TERMINATION (Make Up of Amounts Under Mosaic Investment Plan). Effective January 1, 2011, (i) Section 3.2(f) of the Plan Statement is renumbered as Section 3.2(g), (ii) Section 3.2(e) of the Plan Statement is renumbered as Section 3.2(f), and (iii) a new Section 3.2(e) is added to the Plan Statement that reads as follows:

(e)

Qualifying CIC Termination Contribution Restoration. To be eligible for the qualifying CIC termination contribution restoration, the Participant must have terminated employment during the Plan Year on account of the Participant’s Qualified CIC Termination. The qualifying CIC termination contribution restoration is meant to replace amounts not received by a Participant under the 401(k) Plan due to a Qualifying CIC Termination. If eligible, the Company shall credit to the Participant’s Restoration Contribution Account under this Plan a qualifying CIC termination contribution restoration amount. The qualifying CIC termination contribution restoration amount shall be equal to (i) the non-elective contribution provided for under Section 5.1(b) on the Participant’s Compensation earned through the Participant’s last day of active employment (up to the limit under section 401(a)(17) of the Code) that the Participant would have received under the 401(k) Plan if the 401(k) Plan did not have a last-day rule requirement for such a contribution, and (ii) the discretionary contribution provided for under Section 5.1(c) on the Participant’s Compensation earned through the Participant’s last day of active employment (up to the limit under section 401(a)(17) of the Code) that the Participant would have received under the 401(k) Plan if the 401(k) Plan did not have a last-day rule requirement for such a contribution.

7. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.